May 5, 1998



Mr. Thomas J. Jung
7644 S. Madison Circle
Littleton, Colorado  80112


         Re:      Class A Unit Option

Dear Mr. Jung:

     As we  discussed,  in  connection  with your recent  employment by Hallwood
Petroleum, Inc., Hallwood Energy Partners, L.P. (the "Partnership") hereby grants you, effective as of the date of this letter, an option (the "Option") to acquire Twenty Five Thousand Five Hundred (25,500) Class A Units ("Units") of the Partnership.

     Although your Option has not been granted pursuant to a previously existing option plan, your Option will be subject to terms and conditions identical to those in the Partnership's 1995 Unit Option Plan (the "Option Plan"), and the associated 1995 Unit Option Plan Loan Program (the "Loan Program"). We have enclosed copies of the Option Plan and the Loan Program for your reference and review. The following is a description of the Option. Terms not otherwise defined in this letter have the same meanings ascribed to them in the Option Plan. You are referred to as the Optionee in the following description.

          1. Option Price. The Option price is $6 5/8 for each Unit.

          2. Date of Grant. The Option is granted as of May 5, 1998 (the "Date of Grant").

          3. Exercise of Option.  The Option shall be exercisable in whole or in part in accordance with the provisions of the Option Plan as follows:

               (i) Schedule of Rights to Exercise.

                    (a) 8500 Units upon the Date of Grant.

                    (b) 8500 Units after May 5, 1999.

                    (c) 8500 Units after May 5, 2000.

     or on such earlier date as the Option may vest in accordance with Section 7(d) of the Option Plan, but subject always to the limits set forth in
     Section 7(e) of the Option Plan.

               (ii) Method of Exercise. The Option shall be exercisable by a written notice delivered to the Partnership that shall:

                    (a) state the election to exercise the Option and the number of Units in respect of which it is being exercised; and

                    (b) be signed by the person or persons  entitled to exercise the Option and, if the Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to the Partnership, of the right of such person or persons to exercise the Option.

               (iii) Payment. The exercise price of any Units purchased shall be paid solely in cash, by certified or cashier's check, by money order, with Units (provided that at the time of exercise the Committee in its sole discretion does not prohibit the exercise of Options through the delivery of Units owned by the Optionee for at least six months) or by a combination of the above; provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Units. If the exercise price is paid in whole or in part with Units, the value of the Units surrendered shall be their Fair Market Value on the date received by the Company. Any Units delivered in satisfaction of all or a portion of the exercise price shall be appropriately endorsed for transfer and assignment to the Partnership.

               (iv) Withholding. The Optionee shall make arrangements satisfactory to the Company for the withholding of any amounts necessary for withholding in accordance with applicable Federal or state income tax laws.

               (v) Issuance of Units. No person shall be, or have any of the rights or privileges of, a Unitholder of the Partnership with respect to any of the Units subject to an Option unless and until certificates representing such Units shall have been issued and delivered to such person. As a condition of any issuance of a certificate for Units, the Committee may obtain such agreements or undertakings, if any, as it may deem necessary or advisable to assure compliance with any provision of the Plan, the agreement evidencing the Option or any law or regulation including, but not limited to, the following:

                    (a) A representation,  warranty or agreement by the Optionee to the Partnership at the time any Option is exercised that he is acquiring the Units to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Units; and

                    (b) A  representation,  warranty or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities laws deemed by the Committee to be applicable to the issuance of the Units and are endorsed upon the Unit certificates.

               (vi) Surrender of Option. Upon exercise of Option in part, if requested by the Partnership, the Optionee shall deliver Option and any other written agreements executed by the Partnership and the Optionee with respect to Option to the Partnership who shall endorse or cause to be endorsed thereon a notation of such exercise and return all agreements to the Optionee.

     4. Transferability of Option. In the Optionee's discretion, The Option may be transferred by the Optionee by gift or by contribution to (a) any member of Optionee's immediate family; (b) any entity of which Optionee or members of Optionee's family are the sole equity owners or beneficiaries or, if there are discretionary beneficiaries, among the class of discretionary beneficiaries; or
(c) any combination of the foregoing.

     5. Term of Option. The Option may not be exercised after the expiration of ten (10) years from the Date of Grant of the Option and is subject to earlier termination as provided in Section 8 of the Plan. The Option may be exercised during such term only in accordance with the Plan and the terms of the Option.

     6. Administration. The Option shall be administered by the Committee provided for and described in Section 13 of the Plan.

     If this letter agreement correctly sets forth your understanding regarding the Options, please acknowledge and accept the award by signing in the space provided below.


                                     Sincerely,

                                     HALLWOOD ENERGY PARTNERS, L.P.
                                     By: HEPGP, Ltd., General Partner
                                     By: Hallwood GP, Inc., General Partner


                                  /s/Russell P. Meduna
                                     Russell P. Meduna
                                     President

     I acknowledge receipt of the letter dated May 5, 1998 regarding the award of a Class A Unit Option, a copy of the Option Plan and the Loan Program, and represent that I am familiar with the terms and provisions thereof, and hereby accept the Option subject to all the terms and provisions of this letter, the Option Plan and the Loan Program. I hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee (as defined in the Option Plan) upon any questions arising under my Option.




     Date                                           Thomas J. Jung

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